As filed with the Securities and Exchange Commission on March 10, 2017

Registration Nos.	333-207819
333-199505
333-199506
333-172185
333-168948
333-158743
333-129856
333-128747
333-102542
333-60946
333-84149
333-40595

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-207819

FORM S-8 REGISTRATION STATEMENT NO. 333-199505

FORM S-8 REGISTRATION STATEMENT NO. 333-199506

FORM S-8 REGISTRATION STATEMENT NO. 333-172185

FORM S-8 REGISTRATION STATEMENT NO. 333-168948

FORM S-8 REGISTRATION STATEMENT NO. 333-158743

FORM S-8 REGISTRATION STATEMENT NO. 333-129856

FORM S-8 REGISTRATION STATEMENT NO. 333-128747

FORM S-8 REGISTRATION STATEMENT NO. 333-102542

FORM S-8 REGISTRATION STATEMENT NO. 333-60946

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-84149

FORM S-8 REGISTRATION STATEMENT NO. 333-40595

Under

THE SECURITIES ACT OF 1933

LINEAR TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2778785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1630 McCarthy Boulevard

Milpitas, California 95035

(Address of Principal Executive Offices)

2010 EQUITY INCENTIVE PLAN

2005 EQUITY INCENTIVE PLAN

2005 EMPLOYEE STOCK PURCHASE PLAN

2001 NONSTATUTORY STOCK OPTION PLAN

1996 INCENTIVE STOCK OPTION PLAN

(Full title of the plans)

Donald P. Zerio

Chief Financial Officer

Linear Technology Corporation

1630 McCarthy Boulevard

Milpitas, California 95035

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (408) 432-1900

Copy to:

Herbert P. Fockler, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Linear Technology Corporation, a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), each pertaining to the registration of shares of Common Stock of the Company, par value $0.001 per share (“Common Stock”) offered under certain employee benefit and equity plans and agreements:

File No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock Registered (#)
333-207819	November 5, 2015	2005 Employee Stock Purchase Plan	2,000,000
333-199505	October 21, 2014	2005 Equity Incentive Plan	4,841,904
333-199506	October 21, 2014	2010 Equity Incentive Plan	8,557,659
333-172185	February 11, 2011	2010 Equity Incentive Plan	9,577,031
333-168948	August 20, 2010	2005 Equity Incentive Plan	6,898,390
333-158743	April 24, 2009	2005 Employee Stock Purchase Plan	2,000,000
333-129856	November 21, 2005	2005 Equity Incentive Plan	6,259,572
333-128747	September 30, 2005	2005 Employee Stock Purchase Plan	1,000,000
333-102542	January 16, 2003	2001 Nonstatutory Stock Option Plan	15,000,000
333-60946	May 15, 2001	2001 Nonstatutory Stock Option Plan	15,000,000
333-84149	July 30, 1999	1996 Incentive Stock Option Plan	8,000,000
333-40595	November 19, 1997	1996 Incentive Stock Option Plan	4,500,000

Pursuant to the Agreement and Plan of Merger dated as of July 26, 2016, by and among the Company, Analog Devices, Inc., a Massachusetts corporation (“Analog Devices”), and Tahoe Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Analog Devices (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Analog Devices. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on March 10, 2017.

LINEAR TECHNOLOGY CORPORATION

By:	/s/ Donald P. Zerio
Donald P. Zerio
Vice President of Finance and Chief Financial Officer

*No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.